Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED BYLAWS
OF
MAST THERAPEUTICS, INC.
(a Delaware corporation)

The undersigned hereby certifies that:

1. I am now and at all times herein mentioned have been the duly elected, qualified and acting Secretary of Mast Therapeutics, Inc., a Delaware corporation (the “Company”).

2. By resolutions duly adopted by the Board of Directors of the Company at a meeting held on March 19, 2014, the Amended and Restated Bylaws of the Company were amended to add a new Article X, which is, in its entirety, as follows:

ARTICLE X
FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation of the corporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director, officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or the federal district court for the District of Delaware), in each case subject to said court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article X.

3. The aforementioned resolutions have not been modified or rescinded and are, at the date of this Certificate of Amendment, in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment effective as of March 20, 2014.

By:	/s/ Patrick L. Keran Patrick L. Keran President, Chief Operating Officer and Secretary